Exhibit 4

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 17, 2012, (this “Agreement”), by and among Glendon Group, Inc., a Delaware corporation (“Parent”), on the one hand, and David Zinberg and Marina Zinberg, on the other hand (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Bidz Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and BIDZ.com, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner of the number of outstanding shares of Company Capital Stock set forth opposite such Stockholder’s name on Schedule 1 hereto (with respect to each Stockholder, the “Existing Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, concurrent with the execution and delivery of this Agreement, each Stockholder is entering into a Contribution Agreement (as amended, the “Contribution Agreement”), by and among Parent and the Stockholders, pursuant to which the Stockholders are agreeing to contribute to Parent immediately prior to (but subject to) the Effective Time, all shares of Company Common Stock beneficially owned by them as of immediately prior to the Effective Time, on the terms and subject to the conditions of the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

(a) “Beneficial Ownership” by a Person of any security means the possession by such Person of, direct or indirect (including through such Person’s Control of another Person): (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.  For the purpose of this Agreement, no Stockholder shall be deemed to Beneficially Own any Company Capital Stock held by the Company or its Subsidiaries in proprietary trading accounts.

(b) “Company Capital Stock” means the common stock, par value $0.001 per share, of the Company, and all capital stock or other voting securities into which such common stock may be reclassified, sub-divided, consolidated or converted, and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(c) “Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(d) “Covered Shares” means, with respect to a Stockholder, the Existing Shares and any shares of Company Capital Stock or other voting capital stock of the Company that the Stockholder acquires Beneficial Ownership of after the date of this Agreement and prior to the Expiration Date (as defined herein).

(e) “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, or enter into any Contract or make any other arrangement or grant any option or other rights with respect to any of the foregoing.

ARTICLE II

VOTING

2.1 Agreement to Vote. From and after the date hereof and until the Expiration Date, each Stockholder hereby agrees that at the Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, such Stockholder shall, and shall cause any holder of record of its Covered Shares to (in each case solely as to itself and solely in its capacity as a stockholder of the Company, and solely to the extent that such matters are submitted to the vote of the stockholders of the Company and the Covered Shares are entitled to vote thereon):

(a) appear at each such meeting in person or by proxy or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), in person or by proxy, all of its Covered Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of any related proposal legally necessary to consummate the Merger and the transactions contemplated by the Merger Agreement, and (iii) in favor of any proposal to adjourn the Stockholder Meeting to solicit additional votes with respect to the foregoing matters.

(c) vote (or cause to be voted), in person or by proxy, all of its Covered Shares (i) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement or in the Contribution Agreement, or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; and (ii) against any Acquisition Proposal that has not resulted in an Adverse Recommendation Change under the Merger Agreement.

(d) Notwithstanding anything to the contrary contained in this Section 2.1, Section 2.2 or elsewhere in this Agreement, the obligations of any Stockholder to vote, approve, appear, consent or otherwise undertake any action whatsoever in respect of its Covered Shares in accordance with this Agreement, shall be subject to and conditioned upon (i) the effectiveness of this Agreement and Parent’s compliance in all material respects with its obligations under the Merger Agreement and this Agreement and (ii) the absence of any judicial proceeding that is pending at the time of the Stockholder Meeting seeking to enjoin (and the absence of any injunction or other legal prohibition that is in effect at the time of the Stockholder Meeting that has the effect of enjoining) the Merger Agreement, any of the transactions contemplated thereby and/or the Merger.

2.2 Grant of Proxy. Each Stockholder hereby grants a proxy to, and appoints, Parent and any designee of Parent, and each of them individually, as his or her proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Stockholder’s name, place and stead, solely to the extent such Stockholder does not comply with its obligations in Section 2.1 and solely to the extent necessary to permit Parent or such designee of Parent to vote or execute and deliver a proxy to vote during the period commencing on the date hereof and ending on the Expiration Date with respect to all of such Stockholder’s Covered Shares in accordance with, and only in accordance with and to the extent of the matters addressed in, Section 2.1 hereof. This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and to secure the performance of the duties of such Stockholder under this Agreement, and shall be irrevocable until the Expiration Date. Each Stockholder hereby (a) affirms that such proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable until the Expiration Date in accordance with the provisions of the Delaware General Corporation Law (“DGCL”), (b) revokes any and all prior proxies granted by such Stockholder with respect to its Covered Shares with respect to the matters described in Section 2.1 and agrees that, prior to the Expiration Date, no subsequent proxy will be given by such Stockholder (and if given shall be ineffective) with respect to such matters and (c) ratifies and confirms that the proxies appointed hereunder may lawfully do or cause to be done all acts authorized to be done by such proxies in this Agreement in accordance with the terms hereof.  Each Stockholder shall take such further action or execute such other instruments as may be legally necessary to effectuate the intent of this proxy in accordance with the relevant provisions of the DGCL or any other applicable Law.  The power of attorney granted by such Stockholder herein is a durable power of attorney and shall survive any dissolution, bankruptcy, death or incapacity of such Stockholder between the date hereof and the Expiration Date.  Notwithstanding the foregoing, the proxy and power of attorney granted hereunder automatically shall terminate upon the Expiration Date.  None of Parent, any Parent Related Party or any Representative of any of them, shall incur any liability or obligation to any Stockholder, directly or indirectly, in connection with, or as a result of, any exercise of the proxy granted to Parent or any designee of Parent in accordance with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  With respect to each Stockholder, he or she is a natural person, he or she has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations under this Agreement. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of his or her obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by him or her of this Agreement or the performance by him or her of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement (including the proxy granted herein), the performance by such Stockholder of his or her obligations hereunder or the consummation by such Stockholder of the transactions contemplated by this Agreement.

(b) Ownership. Such Stockholder is the Beneficial Owner of and has good and valid title to such Stockholder’s Existing Shares, free and clear of any Liens. As of the date of this Agreement, such Stockholder’s Existing Shares constitute all of the shares of Company Capital Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder is the sole Beneficial Owner and has and will have at all times through the Expiration Date sole Beneficial Ownership, (including the right to vote as contemplated herein), sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power with respect to all matters set forth in this Agreement.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement, do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, any consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon such Stockholder’s assets or properties under, any provision of (A) any Contract to which such Stockholder is party or by which any of his or her assets or properties is bound and (B) any Order or Law applicable to such Stockholder or his or her assets or properties or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity, other than compliance with the applicable requirements of the Exchange Act.

(d) No Inconsistent Agreements. Except for this Agreement, such Stockholder has not: (i) entered into any Contract, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares having terms inconsistent with, in any respect, the Stockholder’s obligations hereunder, (ii) granted any proxy, stockholder consent or power of attorney with respect to any of the Covered Shares that remains in effect as of the date hereof or (iii) taken any action that would constitute a breach hereof or make any representation or warranty of such Stockholder set forth in this Section 3.1 untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of such Stockholder’s obligations under this Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement and the Contribution Agreement in reliance upon such Stockholders’ execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(e) No Action. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder that (i) challenges the validity of this Agreement or (ii) could reasonably be expected to impair the ability of such Stockholder to timely perform his or her obligations hereunder.

(f) No Brokers. No broker, finder, investment banker or other Person is entitled to any fee or commission in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) No Other Limitation. For the avoidance of doubt, no Stockholder is making any representation or making any commitment with respect to any action or inaction of such Stockholder in such Stockholder’s capacity as an officer or director of the Company, or in the name and on behalf of the Company, and this Agreement shall not limit, prohibit or restrict any actions or inactions of such Stockholder in any such capacity or in the name or behalf of the Company.

3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Parent has all corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of such Stockholder, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, or the performance by it of its obligations hereunder.

(b) Non-Contravention. The execution, delivery and performance of its obligations under this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, any consent, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of Parent’s Subsidiaries under, or any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (x) the charter or organizational documents of Parent, (y) any Contract to which Parent is a party or by which any of its properties or assets is bound or (z) any Order or Applicable Law or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act, except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to have a materially adverse effect on the ability of Parent to timely perform any of its obligations hereunder in any material respect.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers. Prior to the Expiration Date, each Stockholder shall not, nor shall such Stockholder permit his or its affiliates to, Transfer any of its Covered Shares, Beneficial Ownership thereof or any other interest therein. Any attempted Transfer of any Covered Shares or any interest therein shall be null and void. This Agreement and the obligations hereunder shall attach and apply to the Covered Shares until the Expiration Date, and shall be binding upon any Person to which legal or Beneficial Ownership shall pass during such period, whether by operation of Applicable Law or otherwise, including, such Stockholder’s successors or assigns.

4.2 Additional Shares. Each Stockholder agrees to promptly notify Parent of the number of additional shares of Company Capital Stock acquired by such Stockholder after the date hereof and prior to the Expiration Date, except to the extent such shares are acquired as the result of the vesting of restricted shares. Any such additional shares shall automatically become subject to the terms of this Agreement as Covered Shares as though Beneficially Owned by such Stockholder as of the date hereof.

4.3 No Inconsistent Agreements. From and after the date hereof until the Expiration Date, no Stockholder shall: (a) enter into any Contract with respect to, or consent to, a Transfer of, any of its Covered Shares, Beneficial Ownership thereof or any other interest therein, in each case except in connection with the transactions contemplated hereby or by the Merger Agreement or the Contribution Agreement, (b) create or permit to exist any Lien that could (i) prevent such Stockholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with its other obligations under this Agreement, or (ii) invalidate or revoke the proxy granted pursuant to Section 2.2, other than the termination thereof upon the Expiration Date or (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares.

4.5 Waiver of Appraisal Rights.  For so long as this Agreement is in effect, each Stockholder hereby waives, and agrees not to assert or perfect, and shall cause any of his or her affiliates who hold of record any of such Stockholder’s Covered Shares to waive and to not assert or perfect, any rights of appraisal that such Stockholder may have under the DGCL by virtue of its ownership of the Covered Shares.

4.6 Transfer Agent and Legend Requirements.

(a) In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Covered Shares, if any, subject to the prompt termination of such stop transfer order and the removal of such legend promptly upon the Expiration Date.  “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF MAY 17, 2012, BY AND AMONG GLENDON GROUP, INC., DAVID ZINBERG AND MARINA ZINBERG. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

(b) Each Stockholder hereby agrees that it will promptly authorize and instruct the Company to maintain a copy of this Agreement at either the principal executive office or the registered office of the Company.

4.7 Further Assurances. No Stockholder shall, in his or her capacity as a stockholder, commence or participate in any shareholder-initiated claim (derivative or otherwise) against Parent, Merger Sub, the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, and each Stockholder shall take such actions within such Stockholder’s control to opt out of any class in any class actions with respect to any such claim. For the avoidance of doubt, the foregoing shall not restrict the right of any Stockholder to enforce its rights pursuant to this Agreement, the Contribution Agreement or the Merger Agreement, including in connection with any claim of the Company authorized by the Board of Directors of the Company or the Special Committee.

ARTICLE V

MISCELLANEOUS

5.1 Termination.  Notwithstanding anything to the contrary herein, this Agreement and all obligations of the parties hereunder, shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date of any Adverse Recommendation Change under the Merger Agreement, or (d) the termination of the Contribution Agreement in accordance with the terms thereof (such earliest date among the dates set forth in clauses (a) through (d) of this Section 5.1, inclusive, the “Expiration Date”); provided, that (i) no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement prior to such termination and (ii) the provisions of Article V will survive any such termination.

5.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.3 Submission to Jurisdiction; Service. Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4:

(a) if to Parent:

To:

Glendon Group, Inc.

2425 Colorado Boulevard

Suite B-205

Santa Monica, California 90404

Attention: Kia Jam

with copies (which shall not constitute notice) to:

Law Offices of Aaron A. Grunfeld

1100 Glendon Avenue, Suite 850

Los Angeles, California 90024

E-mail: agrunfeld@grunfeldlaw.com

(b) if to the Company:

To:

BIDZ.com, Inc.

3562 Eastham Drive

Culver City, California 90232

with copies (which shall not constitute notice) to:

Bingham McCutchen LLP

Suite 4400

355 South Grand Avenue

Los Angeles, California 90071-3106

Fax: (213) 830-8626

Email: john.filippone@bingham.com

Attention: John Filippone

and to:

Petillon Hiraide & Loomis LLP

1260 Del Amo Financial Center

21515 Hawthorne Boulevard

Torrance, California 90503

Fax: (310) 543-0550

Email: mhiraide@phlcorplaw.com

Attention: Mark Hiraide

(c) if to any Stockholder: to such Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

5.5 Amendment. This Agreement may not be amended, waived, modified or supplemented except by an instrument in writing signed by Parent and each Stockholder; provided; that (i) matters that only affect the right of a particular Stockholder shall only require an instrument in writing signed by Parent and such Stockholder and (ii) any amendment, waiver,  modification or supplement (including any termination of the Agreement other than in accordance with Section 5.1) that could reasonably be expected to impact the likelihood or the timeliness of the consummation of the transactions contemplated by the Merger Agreement or that reasonably could deter any third party from submitting an Acquisition Proposal with respect to the Company, or reasonably could have a material adverse effect on the Company, shall also require the prior written consent of the Special Committee.  The Company shall be a third party beneficiary hereof with respect to clause (ii) of this Section 5.5 and the other Sections referred in Section 5.8 below, and the Special Committee is expressly entitled to enforce such provisions in the name and on behalf of the Company.

5.6 Extension; Waiver.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party, and, to the extent required hereunder, consented to by the Special Committee. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

5.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and the Stockholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and the Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided that the Company shall be a third party beneficiary (a) to the extent set forth in this Section 5.8 and Sections 5.5, 5.6, 5.9, 5.11 and 5.12; and (b) entitled to enforce the obligations of each Stockholder set forth in Section 2.1.

5.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, then (a) subject to obtaining any consent of the Company as provided herein, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Merger is consummated and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Rules of Construction. It is the intention of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

5.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement and the Company, which any such party may withhold in its absolute discretion.  Any purported assignment in violation of the foregoing shall be void.

5.12 Specific Performance. Each party hereto hereby acknowledges and agrees that the other parties (and, to the extent of its rights expressly provided pursuant to Sections 5.5, 5.6, 5.8, 5.9, 5.11 and 5.12, the Company or the Special Committee on behalf of the Company) would incur irreparable harm or injury for which money damages would not be an adequate remedy if for any reason a party fails to perform any of such party’s obligations under this Agreement in accordance with their specific terms. Accordingly, each party agrees that the other parties (and, to the extent of its rights expressly provided pursuant to Sections 5.5, 5.6, 5.8, 5.9, 5.11 and 5.12, the Special Committee or the Company) shall be entitled, in seeking to enforce this Agreement against any the other parties hereto, to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity. Each party hereto hereby waives any requirement for the posting of any bond or similar collateral in connection therewith and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the enforcing party (or, to the extent of its rights expressly provided pursuant to Sections 5.5, 5.6, 5.8, 5.9, 5.11 and 5.12, the Special Committee or the Company) has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.13 Stockholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and its Covered Shares. Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any Stockholder or any employee, officer or director of the Company (or Subsidiary of the Company) in his or her capacity as an employee, director or officer of the Company (or Subsidiary of the Company), including participating on behalf of, and in his or her capacity as an employee, director or officer of, the Company (or Subsidiary of the Company) in any discussions or negotiations with Parent or with any third Person. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or restrict any Stockholder from voting its Covered Shares in such Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement or the Merger Agreement.

5.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares except, in each case, as provided in this Agreement.

5.15 Action by the Company. No waiver, consent, extension, amendment or other action by or on behalf of the Company pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent, extension, amendment or other action is expressly approved by the Special Committee.

5.16 Fees and Expenses. Except as may otherwise be agreed in writing by the parties hereto, all costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

5.17 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties to this Agreement as of the date first written above.

PARENT:	GLENDON GROUP, INC.

By:
Name:
Title:

STOCKHOLDERS:
David Zinberg

Marina Zinberg

Signature Page to Voting Agreement

SCHEDULE 1

SHARES BENEFICIALLY OWNED AS OF APRIL 30, 2012

Name of Stockholder	Shares Beneficially Owned
David Zinberg	2,867,114
Marina Zinberg	3,838,127

Stockholder Name and Address:

David Zinberg

3562 Eastham Drive

Culver City, CA 90232

Marina Zinberg

3562 Eastham Drive

Culver City, CA 90232